                                                                    Exhibit 10.6

                    INDEMNIFICATION AND SEPARATION AGREEMENT


         INDEMNIFICATION AND SEPARATION AGREEMENT (this "Agreement"), dated June __ 2004, between Strategic Hotel Capital, L.L.C., a Delaware limited liability company ("SHC LLC"), and Strategic Hotel Funding, L.L.C., a Delaware limited liability company ("SHC Funding").

                                    RECITALS

         WHEREAS, the Board of Managers of SHC LLC has determined that it is in the best interests of SHC LLC and its members to complete an initial public offering (the "IPO") of shares of Strategic Hotel Capital, Inc., a Maryland corporation ("SHC Inc."), which will be the managing member of SHC Funding;

         WHEREAS, as a result of the IPO and the Formation and Structuring Transactions (as defined below), SHC Funding will no longer be a wholly-owned subsidiary of SHC LLC; and

         WHEREAS, in connection with the foregoing, the parties desire to set forth certain agreements regarding releases, indemnification and cooperation following separation.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, SHC LLC and SHC Funding agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         For the purpose of this Agreement the following capitalized terms shall have the meanings specified herein.

         "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal.

         "Asset Management Agreement" shall mean that certain Asset Management Agreement, dated the date hereof, between SHC LLC, as client, and SHC DTRS Inc., a subsidiary of SHC Funding, as manager.

         "Commingled Claims" means, collectively, any Third Party Claim (i) which involves any employee, officer, manager, consultant or agent that was employed or engaged by both the SHC LLC Business and the SHC Funding Business, (but excluding any employee, officer, manager, agent or consultant employed or engaged by one of the Hotels, as defined below) and which is not primarily attributable only to the SHC LLC Business, on the one hand, or only to the SHC Funding Business on the other, or (ii) in which both SHC LLC and SHC Funding are named and which is not primarily attributable only to the SHC LLC Business, on the one hand, or only to the SHC Funding Business on the other, or (iii) involving both the SHC LLC Business and the SHC Funding Business.

         "Formation and Structuring Transactions" shall have the meanings assigned thereto in the Registration Statement on Form S-11 filed by SHC Inc. in connection with the IPO.

         "Funding Hotels" shall mean the Hotels listed under the definition "SHC Funding Business."

         "Funding Liability" shall mean a Liability relating to, arising out of or in connection with (i) the ownership, business or operations of the Funding Hotels (or any of them), whether arising before or after the effective date of the Formation and Structuring Transactions, (ii) the Formation and Structuring Transactions, including the IPO or (iii) wages, compensation and benefits owed to employees of SHC LLC or any of its subsidiaries who are or become employees of any member of the SHC Funding Group in connection with the Formation and Structuring Transactions.

         "Hotel" shall mean one of the hotel properties listed under the definitions of the SHC Funding Business or the SHC LLC Business.

         "Indemnifying Party" has the meaning set forth in Section 2.5(a) hereof.

         "Indemnitee" has the meaning set forth in Section 2.5(a) hereof.

         "Information" means information, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, computer data, disks, diskettes, tapes, computer programs or other technical, financial, employee or business information or data.

         "Intercompany Agreements" has the meaning set forth in Section 2.1(c) hereof.

         "IPO Closing Date" shall mean the date on which shares of common stock of SHC Inc. are issued pursuant to the IPO.

         "Liabilities" means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or un-liquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted accounting principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto. For purposes of any indemnification hereunder, "Liabilities" shall be deemed also to include any and all damages, claims, suits, judgments, fines, penalties, costs and expenses of any kind or character, including attorney's reasonable fees.



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         "LLC Hotels" shall mean the Hotels listed under the definition "SHC LLC
Business."

         "LLC Liability" shall mean a Liability relating to, arising out of or in connection with (i) the ownership, business or operations of the LLC Hotels (or any of them), whether arising before or after the date of the Formation and Structuring Transactions, or (ii) any other Liability of the SHC LLC Group or the SHC Funding Group which relates to acts or omissions of any such parties prior to consummation of the Formation and Structuring Transactions (including the IPO) and which is not a Funding Liability. For the avoidance of doubt, the term LLC Liability shall include, without limitation, (i) any liabilities for income taxes of SHC Funding and SHC LLC and their direct and indirect subsidiaries relating to periods ending on or prior to the closing of the IPO, but excluding any liabilities for income taxes associated with SHC Inc. or as a result of the Formation and Structuring Transactions, which shall be a Funding Liability and (ii) any liabilities (including contingent liabilities such as indemnification obligations) of SHC Funding, SHC LLC and their respective direct and indirect subsidiaries in connection with sales of hotel properties occurring prior to the effective date of the Formation and Structuring Transactions; provided, however, that the amount of the LLC Liability shall be reduced by (i) any benefits or amounts that are received by the SHC Funding Group in respect of any LLC Hotel or sale of hotel properties by SHC Funding, SHC LLC and their respective direct and indirect subsidiaries that occurred prior to the effective date of the Formation and Structuring Transactions (e.g., a deferred purchase price, pro-rations, etc.) and (ii) insurance recoveries and any other amounts that are received by the SHC Funding Group from third parties relating to, arising out of or in connection with an LLC Liability.

         "Management Agreement" shall mean, in relation to a Hotel, the management agreement, operating agreement or lease pursuant to which the business of the Hotel is conducted by a Manager.

         "Manager" shall mean, with respect to a Hotel, the third party conducting the operations of such Hotel pursuant to the terms of the Management Agreement relating to such Hotel.

         "SHC Funding Business" means: the business and operations of SHC Funding and its partially and wholly-owned direct and indirect subsidiaries after giving effect to the consummation of the Formation and Structuring Transactions, including, without limitation, the ownership, business and operations of the following hotel properties, whether conducted or occurring prior to, on or after the effective date of the Formation and Structuring
Transactions:

                  (1)   Hyatt Regency New Orleans;
                  (2)   Hyatt Regency Phoenix;
                  (3)   Hilton Burbank Airport and Convention Center;
                  (4)   Marriott Rancho Las Palmas Resort;
                  (5)   Hyatt Regency La Jolla at Aventine;
                  (6)   Marriott Chicago Schaumburg;

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                  (7)   Marriott Lincolnshire Resort;
                  (8)   Inter.Continental Prague;
                  (9)   Loews Santa Monica Beach Hotel;
                  (10)  Embassy Suites Lake Buena Vista Resort;
                  (11)  Marriott Hamburg;
                  (12)  Four Seasons Mexico City;
                  (13)  Paris Marriott Champs Elysees; and
                  (14)  Four Seasons Punta Mita Resort.

         "SHC Funding Group" or "SHC Indemnitees" means SHC Funding and its partially and wholly-owned direct and indirect subsidiaries and their respective members, managers, officers and employees after giving effect to the Formation and Structuring Transactions.

         "SHC LLC Business" means the business and operations of SHC LLC and its partially or wholly-owned direct or indirect subsidiaries (other than members of the SHC Funding Group) after giving effect to the consummation of the Formation and Structuring Transactions; including, without limitation, the ownership, business and operations of the following hotel properties, whether conducted or occurring prior to, on or after the effective date of the Formation and Structuring Transactions:

                  (1) The Essex House, a Westin Hotel;
                  (2) Marriott New York East Side;
                  (3) Loews Beverly Hills;
                  (4) Westin Santa Clara;
                  (5) Hyatt Regency San Francisco;
                  (6) Park Hyatt San Francisco; and
                  (7) Ritz-Carlton, Laguna Niguel.

         "SHC LLC Group" or "SHC LLC Indemnitees" means SHC LLC and its wholly- and partially-owned direct and indirect subsidiaries (other than members of the SHC Funding Group) and their respective members, managers, officers and employees after giving effect to the transactions contemplated by the Formation and Structuring Transactions.

         "Third Party Claim" has the meaning set forth in Section 2.5(a) of this Agreement.

                                   ARTICLE II
                        MUTUAL RELEASES; INDEMNIFICATION

         Section 2.1 Release of Pre-Closing Claims.

         (a) SHC Funding Release. Except as provided in Section 2.1(c) and
Section 2.4, effective as of the IPO Closing Date, SHC Funding does hereby, for itself and as agent for each member of the SHC Funding Group, release and forever discharge the SHC LLC Indemnitees from any and all Liabilities whatsoever related to, arising from or in connection with the SHC Funding Business (whether arising at law or in equity (including any right of contribution), and whether arising under any contract or agreement, by operation of law or otherwise), existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the IPO Closing Date, including, without limitation, any such acts, events or conditions on or before the IPO Closing Date in connection with the Formation and Structuring Transactions, including the IPO.



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     (b) SHC LLC Release. Except as provided in Section 2.1(c) and Section 2.4, effective as of the IPO Closing Date, SHC LLC does hereby, for itself and as agent for each member of the SHC LLC Group, release and forever discharge the SHC Funding Indemnitees from any and all Liabilities whatsoever related to, arising from or in connection with the SHC LLC Business (whether arising at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise) existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the IPO Closing Date, other than wages, compensation and benefits owed to employees of SHC LLC or any of its subsidiaries who are or become employees of any member of the SHC Funding Group in connection with the Formation and Structuring Transactions.

         (c) Excluded Liabilities; No Impairment. Nothing contained in Section 2.1(a) or (b) shall release any claims under, or impair any right of any person to enforce the Asset Management Agreement or this Agreement (the "Intercompany Agreements").

         (d) No Actions as to Released Claims. SHC Funding agrees, for itself and as agent for each member of the SHC Funding Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SHC LLC or any other person released pursuant to Section 2.1(a), with respect to any Liabilities released pursuant to Section 2.1(a). SHC LLC agrees, for itself and as agent for each member of the SHC LLC Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SHC Funding or any other person released pursuant to Section 2.1 (b), with respect to any Liabilities released pursuant to Section 2.1(b).

         Section 2.2 Indemnification by SHC Funding. Except as otherwise provided in this Agreement, SHC Funding shall indemnify, defend and hold harmless the SHC LLC Indemnitees from and against any and all Liabilities that any third party seeks to impose upon the SHC LLC Indemnitees, or which are imposed upon the SHC LLC Indemnitees, if and to the extent such Liabilities relate to, arise out of or result from any of the following items (without duplication):

                  (i) subject to Section 2.4, the SHC Funding Business or the Formation and Structuring Transactions, including the IPO;

                  (ii) any breach by any member of the SHC Funding Group of the Intercompany Agreements; and



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                  (iii) subject to Section 2.4, any Liabilities of the SHC
         Funding Group (other than those included in the definition of LLC Liability).

         In the event that any member of the SHC Funding Group makes a payment to the SHC LLC Indemnitees hereunder, and any of the SHC LLC Indemnitees subsequently diminishes the Liabilities on account of which such payment was made, either directly or through a third-party recovery, SHC LLC will promptly repay (or will procure an SHC LLC Indemnitee to promptly repay) such member of the SHC Funding Group the amount by which the payment made by such member of the SHC Funding Group exceeds the actual cost to the SHC LLC Indemnitee of the associated indemnified Liability; provided, however, that in the event that any indemnified Liability that was diminished is subsequently reinstated such that the net amount paid by such member of the SHC Funding Group is less than the amount of the reinstated Liability, such member of the SHC Funding Group shall pay the difference to SHC LLC or the SHC LLC Indemnitee, as applicable.

Section 2.3 Indemnification by SHC LLC. Except as otherwise provided in this Agreement, SHC LLC shall indemnify, defend and hold harmless the SHC Funding Indemnitees from and against any and all Liabilities that any third party seeks to impose upon the SHC Funding Indemnitees, or which are imposed upon the SHC Funding Indemnitees, if and to the extent such Liabilities relate to, arise out of or result from any of the following items (without duplication):

                  (i) subject to Section 2.4, the SHC LLC Business;

                  (ii) any breach by any member of the SHC LLC Group of the Intercompany Agreements; and

                  (iii) subject to Section 2.4, any Liabilities of the SHC LLC Group (other than those included in the definition of Funding Liability).

         In the event that any member of the SHC LLC Group makes a payment to the SHC Funding Indemnitees hereunder, and any of the SHC Funding Indemnitees subsequently diminishes the Liabilities on account of which such payment was made, either directly or through a third-party recovery, SHC Funding will promptly repay (or will procure an SHC Funding Indemnitee to promptly repay) such member of the SHC LLC Group the amount by which the payment made by such member of the SHC LLC Group exceeds the actual cost to the SHC Funding Indemnitee of the indemnified Liability; provided, however, that in the event that any indemnified Liability that was diminished is subsequently reinstated such that the net amount paid by such member of the SHC LLC Group is less than the amount of the reinstated Liability, such member of the SHC LLC Group shall pay the difference to SHC Funding or the SHC Funding Indemnitee, as applicable.

         Section 2.4 Indemnification of Specific Claims; Allocation of Liabilities. Notwithstanding anything herein to the contrary:



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         (a) Indemnification by SHC Funding. SHC Funding shall indemnify, defend and hold harmless the SHC LLC Indemnitees from and against any and all Liabilities that any third party seeks to impose upon the SHC LLC Indemnitees, or which are imposed upon the SHC LLC Indemnitees, if and to the extent such Liabilities relate to, arise out of or result from any of the following agreements (collectively, the "Guarantees"):

                  (i) the Joint and Several Accessory Guarantees, dated July 10, 2003, by SHC LLC in favor of Deutsche Immobilien Fonds
         Aktiengesellschaft ("DFMA") relating to the Paris Marriott Champs Elysees and dated December 16, 2003 by SHC LLC in favor of DFMA relating to the Hamburg Marriott;

                  (ii) the Guarantee, dated June 26, 2003, by SHC LLC in favor of Aareal Bank AG relating to the Inter.Continental Prague;

                  (iii) the Guarantee, dated June 14, 2000, by SHC LLC in favor of Marriott Hotel Management GmbH and its affiliates relating to the lease agreement for the Marriott Hamburg;

                  (iv) the Guarantee, dated August 24, 1998, by SHC LLC included in the Management Agreement, dated August 24, 1998, between SHC Burbank LLC and Hilton Hotels Corporation relating to the obligations of SHC Burbank LLC under that management agreement;

                  (v) the Guarantee, dated September 30, 1997, by SHC LLC in favor of Promus Hotels Florida, Inc. relating to SHC Funding's agreement to purchase Embassy Suites Lake Buena Vista;

                  (vi) the Guaranty, dated January 22, 1998, by SHC LLC in favor of Marriott International, Inc. and Marriott Hotel Services Inc. relating to the purchase and management of Marriott Rancho Las Palmas Resort, as amended by that Amendment of Guaranties dated as of January 1, 2000;

                  (vii) the Guaranty of Management Agreement, dated March 4, 1998, by SHC LLC in favor of Loews Santa Monica Hotel, Inc. related to the management of Loews Santa Monica Beach Hotel;

                  (viii) any guarantee related to the Westward Look Hotel in Tucson Arizona;

                  (ix) any other guaranties or indemnification obligations granted to third parties relating to the Funding Hotels.

         (b) Release. Following the date hereof, SHC Funding will use its reasonable best efforts to obtain a complete release of SHC LLC (and all other members of the SHC LLC Group if applicable) from all liabilities and obligations under the Guarantees. The release relating to such guarantees shall be in form and substance reasonably satisfactory to SHC LLC; provided, however, that SHC Funding shall not be required to spend more than a nominal amount of its own funds to obtain such release.



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

         (c) Indemnification by SHC LLC. SHC LLC shall indemnify, defend and hold harmless the SHC Funding Indemnitees from and against any and all Liabilities that any third party seeks to impose upon the SHC Funding Indemnitees, or which are imposed upon the SHC Funding Indemnitees, if and to the extent such Liabilities relate to, arise out of or result from the matters described in Schedule 2.4.

         (d) Allocation of Liabilities and Cooperation. In connection with the Formation and Structuring Transactions and this Agreement, the parties hereto shall use commercially reasonable good faith efforts to account for the assets and liabilities of the SHC Funding Group and the SHC LLC Group in a usual and customary fashion (including by allocating to each of such entities appropriate levels of cash to meet ordinary course obligations) and to allocate among the members of the SHC Funding Group and the SHC LLC Group assets and liabilities as of the IPO Closing Date which are Funding Liabilities or LLC Liabilities or which are allocable to the SHC LLC Business or the SHC Funding Business in accordance with the terms of this Agreement and other agreements relating to the Formation and Structuring Transactions. The parties will use reasonable and customary methods of allocating such assets (including cash) and liabilities among the entities comprising the SHC Funding Group and the SHC LLC Group to carry out the purposes and intent of this Agreement and the Formation and Structuring Transactions. The agreement to allocate liabilities shall include an assumption by the appropriate parties of accrued liabilities which are to be borne by a particular party pursuant to this Agreement and the Formation and Structuring Transactions. The parties hereto shall reasonably cooperate with respect to claims and liabilities relating to insurance, tax and employee benefits matters including with respect to any claims which relate to periods ending on or prior to the IPO Closing Date so that any such claims and liabilities are properly allocated in accordance with this Agreement.

         (e) Limitations on Indemnification. In determining indemnification payments pursuant to this Section 2.4, the parties shall make appropriate adjustments for recovery of tax benefits and insurance coverage. A party entitled to indemnification pursuant to this Section 2.4 shall use its commercially reasonable efforts to mitigate any damages for which it may be entitled to indemnification hereunder. If each party owes an amount to the other, the two amounts shall be offset and netted against each other and only the net amount shall be paid.

         Section 2.5 Procedures for Defense, Settlement and Indemnification of Third Party Claims.

         (a) Notice of Claims. If an SHC LLC Indemnitee or an SHC Funding Indemnitee, as applicable (an "Indemnitee"), receives notice or otherwise learns of the assertion by a person (including any regulatory authority) who is not a member of the SHC LLC Group or the SHC Funding Group of any claim or of the commencement by any such person of any Action (collectively, a "Third Party Claim") with respect to which a party (an "Indemnifying Party") may be obligated to provide indemnification to such Indemnitee pursuant to Section 2.2, 2.3 or 2.4, SHC LLC and SHC Funding, as applicable, will ensure that such Indemnitee shall give such Indemnifying Party written notice thereof within thirty (30) days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other person to give notice as provided in this Section 2.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article II, except to the extent that such Indemnifying Party is actually and substantially prejudiced by such delay or failure to give notice.



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         (b) Defense of Claims. Other than in the case of a Commingled Claim, an
Indemnifying Party shall manage the defense of and may settle or compromise any Third Party Claim so long as such settlement or compromise contains a full and unconditional release of each Indemnified Party. Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 2.5(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee that the Indemnifying Party will assume responsibility for managing the defense of such Third Party Claim. With respect to any Commingled Claim, the parties (i) shall determine which party shall manage the defense of, and may seek to settle or compromise, such Commingled Claim based upon the specific facts of such claim, and (ii) agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith.

         (c) Defense By Indemnitee. If an Indemnifying Party fails to assume responsibility for managing the defense of a Third Party Claim or to diligently defend such Third Party Claim, or fails to notify an Indemnitee that it will assume responsibility as provided in Section 2.5(b), such Indemnitee may manage the defense of such Third Party Claim and may settle such Third Party Claim without the consent of the Indemnifying Party.

         (d) No Settlement By Indemnitee Without Consent. Unless the Indemnifying Party has failed to manage the defense of the Third Party Claim in accordance with the terms of this Agreement, or has failed to notify an Indemnitee that it will assume responsibility as provided in Section 2.5(b), no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party.

         Section 2.6 Additional Matters Regarding Indemnification.

         (a) Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the parties regarding indemnification and the management of the defense of claims as set forth in this Article II shall not be altered.

         (b) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee's Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.



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         Section 2.7 Survival of Indemnities. The rights and obligations of SHC
LLC and SHC Funding under this Article II shall survive the sale or other transfer by any party of any assets or businesses or the assignment by it of any Liabilities or the sale by any member of the SHC LLC Group or the SHC Funding Group of the capital stock or other equity interests of any subsidiary to any person.

         Section 2.8 Agreement For Exchange of Information. Subject to applicable confidentiality restrictions and subject to providing the contemplated Information only to those persons who require such Information in the course of their duties, each of SHC LLC and SHC Funding agree to provide, or cause to be provided, to each other, at any time after the IPO Closing Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such party that the requesting party reasonably needs:

         (a) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party by a regulatory authority having jurisdiction over the requesting party or otherwise required by law;

         (b) for use in any regulatory proceeding, judicial proceeding or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements;

         (c) to comply with its obligations under this Agreement; or

         (d) in connection with the ongoing businesses of SHC LLC or SHC Funding as it relates to the conduct of such businesses, as the case may be;

provided, however, that in the event that either party determines that any such provision of Information could be commercially detrimental, violate any applicable law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

         Section 2.9 Other Agreements. SHC LLC and SHC Funding agree to execute and deliver, or to use their reasonable commercial efforts to cause to be executed and delivered by the appropriate parties, such other agreements, instruments and other documents as may be necessary or desirable in order to effect the purposes of this Agreement and the Formation and Structuring Transactions. The parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement and the Formation and Structuring Transactions, and shall (a) furnish upon request to each other such further information; and
(b) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Formation and Restructuring Transactions.



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

                                   ARTICLE III
                                  MISCELLANEOUS

         Section 3.1 Entire Agreement. This Agreement, and the Schedules attached hereto, constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

         Section 3.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         Section 3.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) as follows:

                  if to SHC LLC:

                  Strategic Hotel Capital, L.L.C.
                  c/o Goldman, Sachs & Co.
                  100 Crescent Court
                  Suite 1000
                  Dallas, Texas 75201
                  Attn: Todd Giannoble
                  Facsimile: (214) 855-6305

                  and

                  Strategic Hotel Capital, L.L.C.
                  c/o Prudential Investments
                  8 Campus Drive
                  Parsippany, New Jersey 07054
                  Attn: Rick Romano
                  Facsimile: (973) 734-1475

                  if to SHC Funding:

                  c/o Strategic Hotel Capital, Inc.
                  77 West Wacker Drive
                  Suite 4600
                  Chicago, Illinois 60601
                  Attn.:  General Counsel
                  Facsimile:  (312) 658-5799



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

or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy or by overnight air courier shall be deemed effective on the first Business Day following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the third Business Day following the day on which such notice or communication was mailed. As used in this Section 3.3, "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New York are authorized or obligated by law or executive order to close.

         Section 3.4 Parties in Interest. This Agreement and the other documents referred to herein, shall be binding upon SHC LLC and SHC Funding and inure solely to the benefit of the SHC Funding Indemnitees and the SHC LLC Indemnitees and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 3.5 Counterparts. This Agreement and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         Section 3.6 Assignment. The rights and obligations in this Agreement may not be assigned or delegated by any party hereto, in whole or in part, without the express prior written consent of the other party hereto.

         Section 3.7 Severability. If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

         Section 3.8 Failure or Indulgence Not Waiver. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

         Section 3.9 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to this Agreement.



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

         Section 3.10 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

                            [signature pages follow]



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


WHEREFORE, the parties have signed this Agreement effective as of the date first set forth above.

STRATEGIC HOTEL CAPITAL, L.L.C.               STRATEGIC HOTEL FUNDING, L.L.C.

By:                                           By:
    ---------------------------------             ------------------------------
    Name:                                         Name:
    Title:                                        Title:


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